Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION, as amended through August 21, 2000

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ARTICLE I

The name of the Corporation is Harley-Davidson, Inc.

ARTICLE II

The registered agent and registered office of the Corporation is CT Corporation System, 44 E. Mifflin St., Madison, Wisconsin 53703.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Wisconsin Business Corporation Law.

ARTICLE IV

(a) AUTHORIZED SHARES. The total number of shares of all classes of stock that the Corporation is authorized to issue is eight hundred two million (802,000,000), consisting of (i) eight hundred million (800,000,000) shares of Common Stock of $.01 par value (“Common Stock”), and (ii) two million (2,000,000) shares of Preferred Stock of $1.00 par value.

All cross references in each Subdivision of this ARTICLE IV refer to other paragraphs in such subdivision unless otherwise indicated.

(i) Voting Rights. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s shareholders.

(ii) Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Common Stock represented by the surrendered certificate (and the Corporation forthwith shall cancel such surrendered certificate), subject to the requirements of applicable securities laws. Each such new certificate shall be registered in such name and shall represent such number of shares as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

(iii) Replacement.

(A) Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder without bond shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall, at the expense of the registered holder, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Common Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(B) The term “outstanding” when used in this ARTICLE IV with reference to the shares of Common Stock as of any particular time shall not include any such shares represented by any certificate in lieu of which a new certificate has been executed and delivered by the Corporation in accordance with paragraph (ii) or this paragraph (iii), but shall include only those shares represented by such new certificate.

(iv) DISSOLUTION. Upon the dissolution of the Corporation, after there shall have been paid to or set aside for the holders of shares of Preferred Stock the full preferential amounts to which they are entitled, if any, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata the remaining net assets of the Corporation.

(b) PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of the Restated Articles of Incorporation of the Corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuances thereof, prior to the issuances of any shares thereof. Unless otherwise provided in the resolution establishing a series of Preferred Stock, prior to the issue of any shares of a series so established or to be established, the Board of Directors may, by resolution, amend the relative rights and preferences of the shares of such series.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of stock shall be governed by the following provisions:

(i) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including (but not limiting the generality thereof) the following:

(A) The number of shares to constitute each such series, and the designation of each such series.

(B) The dividend rate of each such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of stock, and whether such dividends shall be cumulative or non-cumulative.

(C) Whether the shares of each such series shall be subject to redemption by the Corporation and if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

(D) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of each such series.

(E) Whether or not the shares of each such series shall be convertible into or exchangeable for shares of any other class or classes or any other series of any other class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates of exchange, adjustments, and other terms and conditions of such conversion or exchange.

(F) The extent, if any, to which the holders of the shares of each such series shall be entitled to vote with respect to the election of directors or otherwise.

(G) The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

(H) The rights of the holders of the shares of each such series upon the dissolution of, or upon the distribution of the assets of, the Corporation.

(ii) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting powers whatsoever.

(c) SERIES A JUNIOR PARTICIPATING PREFERRED STOCK. Pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Restated Articles of Incorporation, a series of shares of Preferred Stock, par value $1.00 per share, of the Corporation be and it hereby is created, and the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (“Series A Preferred Stock”) and the number of shares constituting such series shall be 500,000.

Section 2. Dividends and Distributions.

(A) The holders of shares of Series A Preferred Stock, in preference to the holders of shares of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first business days of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after the close of business on August 20, 2000 (the “Record Date”) (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Record Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in any other resolution of the Board of Directors creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior to or on a parity with (both as to dividends or upon dissolution, liquidation or winding up) the Series A Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any corporation of which an amount of voting securities sufficient to elect at least a majority of the directors of such corporation is beneficially owned, directly or indirectly, by the Corporation or otherwise controlled by the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. All shares of Series A Preferred Stock that shall at any time have been reacquired by the Corporation shall, after such reacquisition, have the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to series, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (A) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (B) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the Record Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination, share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Record Date (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, or (C) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Amendment. To the fullest extent permitted by applicable law, prior to such time as shares of Series A Preferred Stock are issued and outstanding, the Board of Directors may modify, amend, alter or revoke any of the number of shares of Series A Preferred Stock, the powers, preferences or special rights of the Series A Preferred Stock or the other terms of the Series A Preferred Stock. From and after such time as shares of Series A Preferred Stock are issued and outstanding, the Restated Articles of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

Section 10. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

ARTICLE V

(a) VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS.

(i) In addition to any affirmative vote required by law or these Restated Articles of Incorporation, and except as otherwise expressly provided in Section (b) of this ARTICLE V:

(A) any merger of the Corporation or any Subsidiary (as hereinafter defined), or any share exchange to which the Corporation is a party with (I) any Interested Shareholder (as hereinafter defined) or (II) any other corporation (whether or not an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of all or a Substantial Part of the assets of the Corporation (including, without limitation, any securities of a Subsidiary) or any Subsidiary; or

(C) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or in a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof); or

(D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(E) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger of the Corporation with any of its Subsidiaries or any share exchange to which the Corporation is a party or any self tender offer for or repurchase of securities of the Corporation by the Corporation or any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder, shall require the affirmative vote of the holders of at least 66- 2/3% of the voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) (it being understood that for purposes of this ARTICLE V, each share of the Voting Stock shall have the number of votes granted to it pursuant to ARTICLE IV of these Restated Articles of Incorporation), which vote shall include the affirmative vote of at least a majority of the voting power of the then outstanding shares of Voting Stock held by shareholders other than the Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by these Restated Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

(ii) The term “Business Combination” as used in this ARTICLE V shall mean any transaction which is referred to in any one or more of subparagraphs (A) through (E) of paragraph (i) of this Section (a).

(b) WHEN HIGHER VOTE IS NOT REQUIRED. The provisions of Section (a) of this ARTICLE V shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of these Restated Articles of Incorporation or any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their respective capacities as shareholders of the Corporation, the condition specified in the following paragraph (i) is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraphs (i) and (ii) are met:

(i) The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

(ii) Each of the five conditions specified in the following subparagraphs (A) through (E) shall have been met:

(A) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of consummation of the Business Combination of consideration other than cash to be received per share by holders of each class of Voting Stock in such Business Combination shall be at least equal to the higher of the following:

(I) (if applicable) the Highest Per Share Price (as hereinafter defined) (including the brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

(II) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this ARTICLE V as the “Determination Date”), whichever is higher; or

(III) an amount which bears the same or greater percentage relationship to the Fair Market Value of such class of Voting Stock on the Announcement Date as the Highest Per Share Price determined in (ii) (A) (I) above bears to the Fair Market Value of such class of Voting Stock on the date of the commencement of the acquisition of Voting Stock by such Interested Shareholder.

(B) The consideration to be received by holders of the outstanding Voting Stock shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of Voting Stock that are beneficially owned by the Interested Shareholder. If the Interested Shareholder beneficially owns shares of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of Voting Stock beneficially acquired by it prior to the Announcement Date.

(C) After such Interested Shareholder has become an Interested Shareholder and prior to consummation of such Business Combination: (I) there shall have been (x) no reduction in the annual rate of dividends paid on the Voting Stock (except as necessary to reflect any subdivision of the Voting Stock), except as approved by a majority of the Disinterested Directors, and (y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Voting Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (II) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which resulted in such Interested Shareholder becoming an Interested Shareholder.

(D) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(E) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

(c) CERTAIN DEFINITIONS. For the purposes of this ARTICLE V:

(i) A “person” shall mean any individual, firm, corporation, group (as such term is defined in Section 13(d) (3) of the Securities Exchange Act of 1934, as in effect on March 1, 1991) or other entity.

(ii) “Interested Shareholder” shall mean any person (other than the Corporation, any Subsidiary or any compensation or retirement plan of the Corporation) who or which, as of the record date for the determination of shareholders entitled to notice of and to vote on such Business Combination or immediately prior to the consummation of any such transaction:

(A) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

(B) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

(C) is an assignee of or has otherwise succeeded to beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(iii) A person shall be a “beneficial owner” of any Voting Stock:

(A) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(B) which such person or any of its Affiliates or Associates has (I) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (II) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

(C) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any shares of Voting Stock.

(iv) For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (ii) of this Section (c), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (iii) of this Section (c) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise.

(v) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on March 1, 1991.

(vi) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (ii) of this Section (c), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(vii) “Substantial Part” means more than 10% of the book value of the total assets of the person or entity in question, as of the end of its most recent fiscal year ending prior to the time of the determination.

(viii) “Disinterested Director” means any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

(ix) “Fair Market Value” means: (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the Composite Tape for American Stock Exchange-Listed Stocks, or if such stock is not quoted on such Composite Tape, on the American Stock Exchange or on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (B) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined Disinterested Directors in good faith.

(x) References to “Highest Per Share Price” shall reflect an appropriate adjustment for any dividend or distribution in shares of Voting Stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

(xi) In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in subparagraph (A) of paragraph (ii) of Section (b) of this ARTICLE V shall include the shares of Voting Stock retained by the holders of such shares.

(d) POWERS OF THE BOARD OF DIRECTORS. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this ARTICLE V on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this ARTICLE V, including, without limitation, (i) whether a person is an Interested Shareholder, (ii) whether a Business Combination is proposed by or on behalf of an Interested Shareholder or an Affiliate of an Interested Shareholder, (iii) the number of shares of Voting Stock beneficially owned by any person, (iv) whether a person is an Affiliate or Associate of another person, (v) whether the requirements of Section (b) (ii) of this ARTICLE V have been met with respect to any Business Combination, and (vi) whether any Business Combination involves all or a Substantial Part of the assets of the Corporation or any Subsidiary. The good faith determination of a majority of the Disinterested Directors shall be conclusive and binding for all purposes of this ARTICLE V.

(e) NO EFFECT ON FIDUCIARY OBLIGATIONS OF INTERESTED SHAREHOLDERS. Nothing contained in this ARTICLE V shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

(f) AMENDMENT OR REPEAL. Notwithstanding any other provision of these Restated Articles of Incorporation or the By-laws of the Corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, these Restated Articles of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of at least 66- 2/3% of the voting power of the then outstanding shares of Voting Stock shall be required to alter, amend or repeal this ARTICLE V or to adopt any provision inconsistent therewith provided, however, that if there is an Interested Shareholder on the record date for the meeting at which such action is submitted to the shareholders for this consideration, such 66- 2/3% vote must include the affirmative vote of at least a majority of the voting power of the then outstanding shares of Voting Stock held by shareholders other than the Interested Shareholder.

ARTICLE VI

(a) BOARD OF DIRECTORS.

(i) NUMBER, TERM AND QUALIFICATION. The authorized number of directors of the Corporation which shall constitute the entire Board of Directors shall be such as from time to time shall be determined by a majority of the then authorized number of directors, but in no case shall the authorized number of directors be less than six nor more than fifteen. The directors shall be divided with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible (but with not less than two directors in each class), as determined by the Board of Directors, with the members of each class to hold office until their successors have been elected and qualified. At each annual meeting of shareholders, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(ii) REMOVAL. Any director may be removed from office by the shareholders, but only for cause and only by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors.

(iii) VACANCIES. Any vacancy occurring in the Board of Directors, including, but not limited to, a vacancy created by an increase in the number of directors or the removal of a director, shall be filled only by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum of the Board of Directors, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. Any director elected to fill a vacancy shall serve until the next election of the class for which such director shall have been chosen.

(b) NOMINATIONS AND QUALIFICATIONS OF DIRECTORS. Nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote generally in the election of directors. However, any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 calendar days in advance of the date in the current fiscal year of the Corporation corresponding to the date the Corporation released its proxy statement to shareholders in connection with the annual meeting for the immediately preceding year and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (A) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (B) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (C) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (D) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission, if the nominee were to be nominated by the Board and (E) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. The directors shall be at least twenty-one years of age. Directors need not be shareholders. At each meeting of shareholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors.

ARTICLE VII

The shareholders shall not be entitled to take action without a meeting by less than unanimous consent. Except as otherwise required by law and subject to the express rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, annual and special meetings of the shareholders shall be called, the record date or dates shall be determined and notice shall be sent as set forth in the By-laws of the Corporation. Notwithstanding any other provisions of these Restated Articles of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser affirmative vote may be specified by law), the affirmative vote of shareholders possessing at least eighty percent of the voting power of the then outstanding shares of all classes of stock of the Corporation generally possessing voting rights in elections of directors, considered for this purpose as one class, shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with, sections 1.02, 1.04 and 1.05 of Article I of the By-laws, or this ARTICLE VII or any provision thereof or hereof; provided, however, that the Board of Directors, may amend, alter, change or repeal, or adopt any provision inconsistent with, sections 1.02, 1.04 and 1.05 of Article I of the By-laws, or any provision thereof, without a vote of shareholders.

ARTICLE VIII

Unless a greater number is required by law or by these Restated Articles of Incorporation, (a) action on a matter, other than the election of directors, by a voting group of shareholders is approved only if a majority of the votes within the voting group represented (in person or by proxy) at a meeting at which a quorum is present are cast in favor of the action and (b) notwithstanding Section (a) of this Article VIII, these Restated Articles of Incorporation may only be amended by the affirmative vote of a majority of the votes entitled to be cast by each voting group of shareholders entitled to vote on the amendment.

ARTICLE IX

Annual meetings of shareholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of shareholders may be called only in accordance with the provisions of ARTICLE VII of these Restated Articles of Incorporation. At each meeting of shareholders only such business may be conducted as is (a) specified in the written notice of meeting given by or at the direction of the Board of Directors, (b) in the case of an annual meeting, brought before the meeting by the Board of Directors or by the chairman of the meeting or (c) in the case of an annual meeting, specified in a written notice given by or on behalf of a shareholder of record, provided that written notice of such shareholder’s intent to make a proposal or proposals has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than 60 calendar days in advance of the date in the current fiscal year of the Corporation corresponding to the date the Corporation released its proxy statement to shareholders in connection with the annual meeting for the immediately preceding year. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the proposal and the number of shares of the Corporation’s capital stock owned or controlled by such shareholder, (b) a representation that the shareholder is entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to make the proposal specified in the notice and (c) such other information regarding each proposal made by such shareholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission with respect to such proposals. The chairman of the meeting may refuse to acknowledge any proposal not made in compliance with the foregoing procedure.